Exhibit 99.1

Q3 2026 Upstate NY cabin with views of fall foliage

And we’re continuing to accelerate the pace of innovation. AI is helping our teams move faster, and in Q3 alone, we shipped more than 50 products and features—nearly 70% more than a year ago. Here are some highlights from the quarter: 2026 Fall Update: Making it easier to plan trips and manage listings Recommendations from friends and family are one of the top ways people discover new places to travel. That’s why we expanded Connections as part of our Fall Update. Guests can now connect with friends, family, and people they’ve traveled with to see where they’ve stayed, what activities they recommend, and where they’re going next. Our new Travel Map brings their trips, reviews, and recommendations together in one place, with simple privacy controls that let guests decide what they share. We also introduced Neighborhood pages, starting in Paris, to help guests learn more about an area before they book. Neighborhood pages will bring together insights from Airbnb guests and hosts, along with top experiences from local hosts. During the initial rollout in Paris, we saw a meaningful uplift in bookings, and we’re planning to expand Neighborhood pages to 1,500 neighborhoods by the end of the year. For hosts, we introduced a redesigned multi-listing calendar that makes it much easier to manage multiple listings. Hosts can now see reservations and availability across all their listings in one place, update pricing and availability in bulk, and organize listings into groups. The calendar also helps hosts fill unbooked nights by recommending changes to minimum stays and last-minute discounts. This is a significant improvement for hosts, especially those who use API integrations, helping them manage their businesses more efficiently. In the first month of early access, we saw strong adoption with nearly 1 in 4 eligible hosts opting in. Expanding Airbnb with new services, hotels, and partnerships We’re building new businesses that can bring more travelers to Airbnb and make our core business stronger. We’re expanding our selection of hotels, introducing more services, and building partnerships that help us reach new guests. • Hotels on Airbnb: We now have thousands of boutique and independent hotels on Airbnb across more than 60 top destinations worldwide. Hotels still represent a single-digit percentage of total nights booked, but they’re giving existing guests more options and introducing new guests to Airbnb. Approximately 35% of guests whose first Airbnb booking is a hotel return to book a home.2 This shows how hotels can introduce new guests to Airbnb and help grow our core homes business. • Airbnb Services: On September 30, we announced new services including meal delivery, laundry, baby gear, and destination-specific services like ski gear and boat rentals. We also expanded grocery delivery across the U.S. and Canada, and recently launched it in Europe. Since introducing car rentals this summer, we’ve seen continued growth in bookings, and car rentals have become one of our most popular services. We’re also seeing guests reserve cars for longer than their Airbnb stays—an early sign that they’re turning to Airbnb for more of their travel needs. 2 Based on guests who booked a hotel on Airbnb between October 2024 and September 2025 and came back to book a home on Airbnb within the following 365 days.

Airbnb Partnerships: On October 22, we launched an exclusive partnership with American Express that will bring more than one million Airbnb listings to Amex Travel. For the first time, eligible U.S. American Express Card Members will be able to find and book stays with Airbnb through AmexTravel.com and the Amex Travel AppTM. Like our partnerships with Delta, Qantas, and TAP Air, this gives us another way to reach new guests and connect existing guests to additional benefits. Building an AI-native Airbnb AI is the best thing to ever happen to Airbnb. It’s changing both how we develop products and how we operate. We’re using it to innovate faster, create better experiences for guests and hosts, and make our business more efficient. Improving customer support with AI Our AI assistant is now available in more than 50 languages. During Q3 2026, approximately 40% of all customer support issues, not just those that begin in the AI assistant, were resolved without a human agent, up from a third in Q2 2026. We’re also expanding the assistant to voice support in the U.S. so guests and hosts can get faster help over the phone. AI is helping to reduce costs, as well. In Q3, customer support cost per booking declined more than 17% year-over-year, driven in large part by improvements to our AI assistant. As our AI assistant becomes capable of resolving more types of issues, we expect to provide even better support at lower costs. New AI features for hosts and guests • AI search—Guests can search across homes, experiences, and services by describing what they’re looking for in their own words or using voice prompts. • AI filters—Guests can describe what they’re looking for, and AI suggests relevant filters. For example, searching for “baby” brings up filters for cribs, playgrounds, and children’s toys, eliminating the need to scroll through dozens of filters to find what they need. • AI listing descriptions—Search results now include AI-generated summaries that highlight the key features of each home, helping guests quickly find the right place to stay. • AI comparison—Guests can compare homes from their wishlists side by side, with AI-generated summaries that make it easier to understand the differences between them. For hosts • 3D floor plans—Hosts can easily create interactive floor plans that show guests the layout of their home, helping guests better understand the space and book with confidence. • Dynamic pricing—Hosts can set their preferred price range and get recommended nightly rates based on factors like local demand and availability, helping them price their homes more competitively. • Earnings insights—Hosts receive AI-generated summaries of their listing’s performance, with personalized recommendations to help them increase bookings and earnings.

Building a new kind of AI agent We don’t believe people will use one AI agent for everything. We believe the best agents will be specialized, built by companies that deeply understand the people they serve, have earned their trust, and can help them take action—not just answer questions in a chatbot. We’re building our own AI agent to help guests plan and book trips. Today’s AI agents are good at simple, routine tasks, like making a restaurant reservation or scheduling an appointment. But planning a trip on Airbnb is different. Travel is aspirational, and discovering where to go and where to stay is part of the experience. In fact, 80% of travelers enjoy spending time researching trips.3 People don’t want to delegate the choice of where to stay. They want to browse unique homes, compare options and decide for themselves, often with the people they’re traveling with. We see this in how guests use Airbnb. On average, more than 75% of guests use Airbnb maps when deciding where to stay, over 90% browse multiple listing photos, and 70% read reviews before booking. And with an average of 3 guests per booking, choosing a place to stay is often a shared decision. We believe Airbnb has three distinct advantages in building an agent for this experience. First, we have something that other agents don’t: nearly 20 years of experience bringing millions of hosts and guests together. We’ve learned how people search, book, and host, giving us a deep understanding of both sides of our marketplace. For example, more than 90% of stays involve direct communication between guests and hosts, with verified identities and reviews helping build trust. Everything we’ve learned about our marketplace gives us an advantage in building a personalized travel search and booking experience that outside agents can’t replicate. Second, we’re part of the reservation itself. We know that travel doesn’t end with a booking. Because Airbnb handles reservations, payments, and customer support, our agent will be able to help guests throughout their trip—from changing a reservation or resolving a payment issue to getting help with refunds, rebooking, or 24-hour safety support. These are things an outside agent can’t easily do on its own. Third, and perhaps most importantly, we’re building a new interface specifically for travel. We don’t think a traditional chatbot is the right way to plan a trip. We’re developing a custom-designed, AI-native experience that builds the interface around your question. Rather than a chat window, our agent draws on a library of hundreds of travel-specific interface elements—maps, photos, comparisons, calendars, itineraries—and composes them in real time to match what you’re looking for. Our agent will help guests explore options, make decisions with the people they’re traveling with, and take action directly in Airbnb. Over time, we want our agent to help guests plan their entire trip in one place, across homes, hotels, services, experiences, and more. We plan to start rolling it out to guests in the first half of 2027. 3 Skift and McKinsey’s seventh annual research collaboration, based on a study of 1,000 consumers and traveler diaries, as cited in Skift, “How Travel Search, Discovery and Booking Are Being Rewritten”.

Every stay on Airbnb now supports Airbnb.org Airbnb.org is an independent nonprofit that provides free, temporary housing to people in times of crisis. On October 28, we announced that Airbnb will now donate a portion of its revenue from every stay to Airbnb.org.4 Every Airbnb stay now helps provide housing for people in crisis. Hosts won’t earn less, and guests won’t pay more. The donation comes from Airbnb. This new funding model will help provide $500 million to Airbnb.org over the next five years, putting it on a path to provide 1 million nights of free housing annually. This funding will also allow Airbnb.org to expand beyond disaster response to help families traveling for medical care, survivors of domestic violence and exploitation, and U.S. veterans facing serious illness. Airbnb covers Airbnb.org’s operating costs so that 100% of public donations go directly toward free housing. Hosts are paid for Airbnb.org stays, and Airbnb makes no money from these bookings. Outlook We’re encouraged by the meaningful acceleration we’ve delivered in 2026, and underlying momentum we’re seeing heading into the end of the year. Although we’re closely monitoring ongoing developments in EMEA, underlying global travel demand remains healthy, and our product and growth initiatives continue to deliver results. As a result, we are raising our full-year 2026 outlook for both revenue growth and Adjusted EBITDA Margin. Q4 2026 • We expect to generate revenue of $3.22 billion to $3.28 billion, representing year-over-year growth of 16% to 18%, inclusive of an approximate two percentage point FX tailwind after factoring in our hedging program. We expect our implied take rate to be up slightly year-over-year. • We expect year-over-year GBV growth to be in the mid-teens, driven by at least low double-digit growth in Nights and Seats Booked and a modest increase in ADR, primarily due to mix shift and price appreciation. • We expect Adjusted EBITDA to increase year-over-year and for Adjusted EBITDA Margin to be down slightly compared to Q4 2025, partially due to the timing of marketing spend. Full-year 2026 • For full-year 2026, we now expect year-over-year revenue growth in the high teens, as execution across our product roadmap and resilient travel demand continues to drive growth across our business. • For full-year 2026, we now expect Adjusted EBITDA Margin to increase to approximately 36%, reflecting year-over-year margin expansion driven by stronger top-line growth and underlying operating leverage in our core business, while we continue to invest in opportunities to drive sustainable growth. 4 Airbnb will donate $0.10 USD of its revenue per stay to Airbnb.org to help house people in need. Donations will not be made for stays canceled before check-in, nor for bookings of experiences or services. Learn more at airbnb.org/airbnb.

Taking the work out of taking a trip We brought AI into every step of planning a trip to help guests search the way they talk, compare listings at a glance, and get the details they need in less time. Search in your own words With the new AI-powered search bar, guests can find stays, experiences, and services using their own words or voice. Get key details up front Search results now include AI listing descriptions, giving guests a feel for each home before they click in. Compare homes side by side Instead of switching between tabs, guests can compare homes from their wishlist all on one screen, with AI summaries of key features. Ask about what matters most Guests can get AI-powered answers based on guest reviews and details hosts provide. Availability may vary based on location, timing, and eligibility. AI search available on web in the U.S., with iOS coming soon to select U.S. users

Less guesswork. More guests. New AI-powered features give hosts even greater control and more actionable insights. Plus smarter tools make it easier to set pricing and keep listings up to date. Dynamic pricing Hosts can now automatically adjust their pricing to meet local demand and seasonal trends, while staying competitive with similar listings. Smarter earnings dashboard The new dashboard uses AI to summarize a host’s performance, show if they’re on track, and give personalized actions to earn more. Quality insights Hosts can now see takeaways to help them understand what they can do better, based on feedback from recent guest reviews. 9 Availability may vary based on location, timing, and eligibility. Product screens are illustrative only.

Business and Financial Performance Q3 2026 155.0M Nights and Seats Booked 16% Y/Y $27.7B Gross Booking Value 21% Y/Y 21% Y/Y (ex-FX) In Q3 2026, Nights and Seats Booked grew 16% year-over-year—accelerating significantly compared to the year-over-year growth rate during Q2 2026—primarily driven by strong demand across all regions and continued momentum behind our product roadmap, including search and merchandising, pricing and tools, flexible payments, and sign-up and login. We’ve continued to see strong growth across market types and travel corridors, as well as an extension of lead times, in part due to Reserve Now, Pay Later (“RNPL”). Additionally, growth continued to be driven in part by our app strategy, with nights booked on our app in Q3 2026 increasing 29% year-over-year and accounting for 66% of total nights booked—up from 62% in the prior-year period. In addition, we saw year-over-year growth of first-time bookers accelerate to 13% in Q3 2026—the highest since early 2022—with acceleration seen in many of our largest markets. In Q3 2026, GBV was $27.7 billion and increased 21% year-over-year—a five percentage point sequential acceleration—driven by strong growth of Nights and Seats Booked, as well as a moderate increase in ADR. ADR was $179 in Q3 2026, increasing 4% compared to Q3 2025. On an ex-FX basis, ADR in Q3 2026 increased 5% year-over-year and was up across all regions—particularly North America and EMEA—primarily due to price appreciation. Geographic Performance In Q3 2026, we continued expanding globally by making Airbnb more locally relevant in each market. Our initiative to improve product-market fit and build brand preference is gaining traction and helping drive traffic and nights booked on our platform. In Q3 2026, net nights booked on an origin basis across our expansion markets increased at the fastest pace in almost three years, representing a meaningful acceleration compared to Q2 2026. • North America: In North America, we saw low-double digit growth of Nights and Seats Booked during Q3 2026 compared to Q3 2025—the highest growth we’ve seen in four years—driven by strong demand across market types and travel corridors, and an underlying improvement of inbound travel to the U.S. ADR in North America increased 6% in Q3 2026 compared to Q3 2025, driven by both price appreciation and mix shift. Growth in short-term stays and entire homes, particularly listings with four or more bedrooms, continued to outpace monthly stays (trips of 28 days or more) and private rooms, extending a mix-shift trend we have now seen for over a year.

• EMEA: In EMEA, we saw mid-teens growth in Nights and Seats Booked during Q3 2026 compared to Q3 2025, which represented an acceleration relative to the year-over-year growth rate seen in Q2 2026. We’ve observed a widespread improvement in demand across Europe, including a sequential acceleration of origin net nights across the UK, France, Germany, Spain, and Italy. ADR in EMEA increased 5% in Q3 2026 compared to Q3 2025. On an ex-FX basis, ADR increased 7% compared to Q3 2025, primarily driven by price appreciation and mix. • Latin America: In Latin America, we saw over 20% growth in Nights and Seats Booked during Q3 2026 compared to Q3 2025. ADR in Latin America increased 8% in Q3 2026 compared to Q3 2025, primarily driven by FX. On an ex-FX basis, ADR increased 4% compared to Q3 2025. Brazil continued to be a standout performer in Q3 2026, with year-over-year origin net nights booked growth sustaining over 30% and the number of first-time bookers increasing over 30%. And for the rest of Latin America (“ROLA”)—Chile, Argentina, Colombia and Peru—we saw origin net nights accelerate to growth of over 20%. • Asia Pacific: In Asia Pacific, we saw over 20% growth in Nights and Seats Booked during Q3 2026 compared to Q3 2025. ADR in Asia Pacific increased 1% in Q3 2026 compared to Q3 2025. Our hyper-local approach yielded positive results in countries like Japan, where in Q3 2026, origin net nights booked growth accelerated to the low-20s year-over-year, with the number of first-time bookers increasing approximately 35%. Additionally, in Q3 2026, we saw year-over-year origin net nights booked in India accelerate to over 60%—the second consecutive quarter of acceleration—with the number of first-time bookers increasing over 80%. Supply Active listings grew at a high-single-digit rate year-over-year in Q3 2026, consistent with recent quarters. Our supply acquisition strategy is disciplined and targeted, prioritizing the right homes, in the right place, at the right time. We’re emphasizing markets where demand is strongest, encouraging existing hosts to open more of their calendars where possible, and leveraging tools to help hosts more seamlessly onboard as well as price more competitively. This has resulted in growth in nights available increasing faster than total supply. Together with efforts to drive demand, this targeted supply approach is helping drive a higher fill rate, and ultimately more nights and earnings to our hosts.

Q3 2026

$4.9B	**$1.9B**	**$2.5B**
Revenue 19% Y/Y 16% Y/Y (ex-FX)	**Net Income** 39% Margin	**Adjusted EBITDA** 52% Margin
$1.5B	**$1.4B**	**$4.9B**
Net Cash Provided by Operating Activities	**Free Cash Flow** 29% Margin	**TTM Free Cash Flow** 35% Margin

Revenue of $4.9 billion in Q3 2026 represented a year-over-year increase of 19%, and was primarily driven by strong double-digit growth in nights stayed and a moderate increase in ADR.

Net income of $1.9 billion in Q3 2026 increased significantly compared to Q3 2025, driven primarily by meaningful revenue growth, cost discipline, and a $135 million reduction in our provision for income taxes as the prior year included a $213 million valuation allowance against deferred tax assets for Corporate Alternative Minimum Tax ("CAMT") credits. Net income margin during Q3 2026 was 39%, up from 34% in Q3 2025.

Adjusted EBITDA in Q3 2026 of $2.5 billion increased 22% compared to $2.1 billion in Q3 2025. Adjusted EBITDA Margin in Q3 2026 was 52%, compared to 50% in Q3 2025.[5]

For the full-year 2026, we expect our effective tax rate to be in the mid-teens.

Monetization and Take Rate

During Q3 2026, the implied take rate (defined as revenue divided by GBV) of 17.6% was down compared to Q3 2025, primarily driven by the expansion of RNPL whereby guests are booking further in advance of stay, resulting in an increase in GBV prior to the recognition of revenue, and to a lesser extent, higher contra revenue including incentives and credits related to new business initiatives.

We continue to see strong momentum behind guest travel insurance, with increased attach rates across all regions helping to drive faster growth. During Q3 2026, revenue from guest travel insurance increased nearly 70% year-over-year. Building on this success, we have begun piloting additional forms of insurance products designed for both guests and hosts.

Beginning in Q4 2025, we took steps to simplify our fee structure, which is helping our hosts price more competitively and creating greater guest transparency. We initially migrated most property management software hosts from a split fee structure (where hosts paid a 3% fee and guests paid a separate service fee) to a single fee of 15.5%. And as of today, nearly all of our remaining hosts have been migrated to this single service fee. Hosts are able to adjust their prices to maintain the same net earnings and guests will continue to see the full price upfront.

[5] Reconciliations of the Adjusted EBITDA and Free Cash Flow non-GAAP financial measures to the most comparable GAAP measures are provided at the end of this letter.

12

Quarterly Revenue ($M) $5,000M 19% Y/Y Change $3,750M $2,500M $1,250M $0M Q3 2024 Q3 2025 Q3 2026 Quarterly Net Income ($M) $2,000M $1,500M $1,000M Net income % of revenue $500M $0M Q3 2024 Q3 2025 Q3 2026 Quarterly Adjusted EBITDA ($M)* $3,000M $2,250M $1,500M 52% Adjusted EBITDA % of revenue $750M $0M Q3 2024 Q3 2025 Q3 2026 *A reconciliation of the Adjusted EBITDA non-GAAP financial measure to the most comparable GAAP measure is provided at the end of this letter.

Quarterly Net Cash Provided by Operating Activities ($M) $1,600M $1,200M $800M 33% 31% Net cash provided by operating activities % of revenue $400M $0M Q3 2024 Q3 2025 Q3 2026 Quarterly Free Cash Flow ($M)* $1,500M $1,125M 33% 29% Free Cash Flow % of revenue $750M $375M $0M Q3 2024 Q3 2025 Q3 2026 TTM Free Cash Flow ($M)* $5,000M $3,750M 38% 35% TTM Free Cash Flow % of TTM revenue $2,500M $1,250M $0M Q3 2024 Q3 2025 Q3 2026 *A reconciliation of the Free Cash Flow non-GAAP financial measure to the most comparable GAAP measure is provided at the end of this letter.

Shares (M) We repurchased $0.7 billion of Class A common stock during Q3 2026 to help manage the impact of share dilution. As a result, we continue to see a reduction in our total common shares outstanding. 800M Fully Diluted 600M 400M 200M 665 646 628 Share Count Stock Based Awards Outstanding Common Shares Outstanding 0M Sep 2024 Sep 2025 Sep 2026

Balance Sheet and Cash Flows As of September 30, 2026, we had $12.6 billion of cash and cash equivalents, short-term investments, and restricted cash, as well as $7.4 billion of funds held on behalf of customers. Additionally, we held $1.5 billion of unearned fees as of September 30, 2026, which was lower compared to September 30, 2025 due to the expansion of RNPL bookings, which defer guest payments from the time of booking closer to the date of stay. For the three months ended September 30, 2026, net cash provided by operating activities and FCF increased year-over-year to $1.5 billion and $1.4 billion, respectively—highlighting the strength of our cash-generative business model.6 The increase in FCF was driven by higher net income, partially offset by working capital outflows—including the impact from the expansion of RNPL—as well as the purchase of property in New York in July 2026. Specifically, RNPL shifts payment and recognition of unearned fees closer to the date of stay, impacting quarterly FCF. On October 30, 2026, we entered into a new five-year $1.0 billion unsecured revolving credit facility, replacing our 2022 credit facility. Capital Allocation During Q3 2026, we repurchased $0.7 billion of our Class A common stock. As of September 30, 2026, we had the authorization to purchase up to $2.7 billion of our Class A common stock and today, we’re announcing a new share repurchase program with authorization to purchase up to an additional $12 billion of our Class A common stock. The repurchase program continues to be executed as part of our broader capital allocation strategy which prioritizes investments in organic growth, strategic acquisitions or partnerships, and return of capital to shareholders, in that order. Our strong balance sheet and significant cash flow provide us the opportunity to pursue all three capital allocation priorities. In addition to our share repurchase program, we use corporate cash to make required tax payments associated with the vesting of employee RSUs, and withhold a corresponding number of shares from employees. Since the inception of our share repurchases in Q3 2022, our fully diluted share count has decreased approximately 10%, driven by our share repurchases and cash used for employee tax obligations totaling over $17 billion. Earnings Webcast Airbnb will host an audio webcast to discuss its third quarter results at 2:00 p.m. PT / 5:00 p.m. ET on November 5, 2026. The link to the webcast will be made available on the Investor Relations website at https://investors.airbnb.com. Interested parties can register for the call in advance by visiting https://registrations.events/direct/ Q4I66365VIPKKgpWVXKPMxfVC. After registering, instructions will be shared on how to join the call. 6 A reconciliation of the Free Cash Flow non-GAAP financial measure to the most comparable GAAP measure is provided at the end of this letter

Investor Relations Contact: ir@airbnb.com Press Contact: contact.press@airbnb.com About Airbnb Airbnb was born in 2007 when two hosts welcomed three guests to their San Francisco home, and has since grown to over 5.5 million hosts who have welcomed over 2.5 billion guest arrivals in almost every country across the globe. Every day, hosts offer unique stays, experiences, and services that make it possible for guests to connect with communities in a more authentic way. Forward-Looking Statements This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Airbnb, Inc. and its consolidated subsidiaries (the “Company”), including its financial outlook for the fourth quarter and full year of 2026; the other expectations described under “Outlook” above; the Company’s expectations regarding travel trends and the travel industry generally; the Company’s strategic priorities and investments, including those in certain markets and those related to new services, hotels, and partnerships; the Company’s expectations with respect to the demand for bookings and expectations with respect to increases in and the quality of listings; the Company’s expectation of attracting and retaining more hosts, including in expansion markets; the Company’s expectations regarding international expansion; the Company’s expectations regarding its investments in sales and marketing, including brand and performance marketing and partnerships; the Company’s expectations regarding improvements to attract hosts and guests, including AI customer support and RNPL; the Company’s expectations regarding service fees; the Company’s plans with respect to guest travel insurance; the Company’s expectations regarding its financial performance, including its revenue, implied take rate, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow; the Company’s expectations regarding future operating performance, including Nights and Seats Booked and GBV; the Company’s expectations regarding ADR; the Company’s expectation regarding its tax rate; the Company’s share repurchase program; the Company’s expectations for product and services growth and enhancements, including the ongoing impact and results from platform enhancements or new features and the Company’s expectations regarding the success of its offerings beyond accommodations; the Company’s expectations regarding its investments and initiatives in AI, including its AI agent; and the Company’s business strategy, plans, and objectives for future operations. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “should,” “expects,” “plans,” “anticipates,” “could,” “outlook,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter. Investors are cautioned not to place undue reliance on these statements, and reported results should not be considered as an indication of future performance.

Risks that contribute to the uncertain nature of the forward-looking statements include, among others, the travel industry, travel trends, and the global economy generally; the Company’s ability to retain existing hosts and guests and add new hosts and guests; any decline or disruption in the travel and hospitality industries or economic downturn; the Company’s ability to compete successfully; changes to the laws and regulations that may limit the Company’s hosts’ ability and willingness to provide their listings, and/ or result in significant fines, liabilities, and penalties to the Company; the effect of extensive regulation and oversight, litigation, and other proceedings related to the Company’s business in a variety of areas; the Company’s ability to maintain its brand and reputation, and effectively drive traffic to its platform; the effectiveness of the Company’s strategy and business initiatives; the Company’s operations in international markets; the Company’s level of indebtedness; the Company’s final accounting closing procedures, final adjustments, and other developments that may arise in the course of audit and review procedures; and changes in political, business, and economic conditions; as well as other risks listed or described from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2026, June 30, 2026, and September 30, 2026, and any subsequent filings, which are or will be on file with the SEC and available on the investor relations page of the Company’s website. All forward-looking statements are based on information and estimates available to the Company at the time of this letter and are not guarantees of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. The information that can be accessed through hyperlinks or website addresses included herein is deemed not to be incorporated in or part of this letter. Non-GAAP Financial Measures In addition to our results determined in accordance with generally accepted accounting principles in the United States (“GAAP”), we review financial measures that are not calculated and presented in accordance with GAAP (“non-GAAP financial measures”). We believe our non-GAAP financial measures are useful in evaluating our operating performance. We use various non-GAAP financial information, collectively, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance, and assists in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results. The non-GAAP financial information is presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of Adjusted EBITDA and FCF non-GAAP financial measures to the most directly comparable financial measure stated in accordance with GAAP is provided below. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. Our non-GAAP financial measures include Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Free Cash Flow Margin, trailing twelve months (“TTM”) Free Cash Flow, TTM Free Cash Flow Margin, and revenue change excluding the effect of changes in foreign exchange rates (“ex-FX”). Adjusted EBITDA is defined as net income or loss adjusted for (i) provision for (benefit from) income taxes; (ii) other income (expense), net; (iii) interest income; (iv) interest expense; (v) depreciation and amortization; (vi) stock-based compensation expense; (vii) acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements; (viii) settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and (ix) stock-settlement obligations, which represent employer and related taxes associated with our Initial Public Offering (“IPO”). The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount and timing of these items is unpredictable, not driven by core results of operations and renders comparisons with prior periods and competitors less meaningful. Reconciliations of expected Adjusted EBITDA and Adjusted EBITDA Margins to corresponding net income (loss) and net income (loss) margins have not been provided because of the unpredictability of certain of the items excluded from Adjusted EBITDA and because we cannot determine their probable significance. We believe Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our results of operations, as well as provides a useful measure for period-to-period comparisons of our business performance. Moreover, we have included Adjusted EBITDA in this letter because it is a key measurement used by our management internally to make operating decisions, including those related to operating expenses, evaluating performance, and performing strategic planning and annual budgeting. Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following: • Adjusted EBITDA excludes provision for income taxes; • Adjusted EBITDA does not reflect interest income, interest expense, and other income (expense), net, which include unrealized and realized gains and losses on foreign currency exchange, investments, and financial instruments; • Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash requirements for such replacements or for new capital expenditure requirements; • Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy; • Adjusted EBITDA excludes acquisition-related impacts consisting of gains (losses) recognized on changes in the fair value of contingent consideration arrangements. The contingent consideration, which was in the form of equity, was valued as of the acquisition date and is marked-to-market at each reporting period based on factors including our stock price; • Adjusted EBITDA does not reflect settlements and reserves for lodging, withholding, transactional and other non-income taxes where significant uncertainty exists as to how these taxes apply to users of our platform and Airbnb; and • Adjusted EBITDA does not reflect stock-settlement obligations, which represent employer and related taxes related to our IPO.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of these limitations, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Free Cash Flow represents net cash provided by operating activities less purchases of property and equipment. We believe Free Cash Flow is a meaningful indicator of liquidity that provides information to management and investors about the amount of cash generated from operations that, after purchases of property and equipment, can be used for strategic initiatives, including continuous investment in our business, growth through acquisitions, and strengthening our balance sheet. Our Free Cash Flow is impacted by the timing of GBV because we collect our service fees at the time of booking, which is generally before a stay or experience occurs. Funds held on behalf of our hosts and guests and amounts payable to our hosts and guests do not impact Free Cash Flow, except interest earned on these funds. Free Cash Flow Margin is defined as Free Cash Flow divided by revenue. We track our TTM Free Cash Flow to account for the timing difference in when we receive cash from service fees, which is at the time of booking. Free Cash Flow has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as net cash provided by operating activities. Free Cash Flow does not reflect our ability to meet future contractual commitments and may be calculated differently by other companies in our industry, limiting its usefulness as a comparative measure. TTM Free Cash Flow Margin is defined as TTM Free Cash Flow divided by TTM revenue. In addition to the actual amount or percentage change, we disclose the amount or percentage change in our current period results for revenue, GBV, and ADR from the corresponding prior period results by comparing results using constant currencies. We present constant currency amounts and change rate information to provide a framework for assessing how our revenue, GBV, and ADR performed excluding the effect of changes in foreign exchange rates. We use the amounts and percentage change in constant currency revenues, GBV, and ADR for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe the presentation of results on a constant currency basis in addition to the U.S. GAAP presentation helps improve the ability to understand our performance because it excludes the effects of foreign currency volatility that are not indicative of our core operating results. We calculate the percentage change in constant currency by determining the change in the current period over the prior comparable period where current period foreign currency amounts are translated using the exchange rates of the comparative period. Share Repurchases Share repurchases under our share repurchase program may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions, or by any combination of such methods. Any such repurchases will be made from time to time subject to market and economic conditions, applicable legal requirements and other relevant factors. Our share repurchase program does not obligate us to repurchase any specific number of shares and may be modified, suspended, or terminated at any time at our discretion.

Quarterly Summary

	2024				2025				2026		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Nights and Seats Booked	132.6M	125.1M	122.8M	111.0M	143.1M	134.4M	133.6M	121.9M	156.2M	148.3M	155.0M
Y/Y	9%	9%	8%	12%	8%	7%	9%	10%	9%	10%	16%
Gross Booking Value	$22.9B	$21.2B	$20.1B	$17.6B	$24.5B	$23.5B	$22.9B	$20.4B	$29.2B	$27.2B	$27.7B
Y/Y	12%	11%	10%	13%	7%	11%	14%	16%	19%	16%	21%
Gross Booking Value per Night and Seats Booked (or ADR)	$172.88	$169.53	$163.64	$158.13	$171.34	$174.48	$171.29	$167.51	$186.82	$183.73	$178.83
Y/Y	3%	2%	1%	1%	(1%)	3%	5%	6%	9%	5%	4%

	2024				2025				2026		
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Q2	Q3
Revenue	$2,142M	$2,748M	$3,732M	$2,480M	$2,272M	$3,096M	$4,095M	$2,778M	$2,678M	$3,608M	$4,869M
Y/Y	18%	11%	10%	12%	6%	13%	10%	12%	18%	17%	19%
FX Neutral Y/Y	18%	11%	10%	12%	8%	13%	10%	11%	15%	13%	16%
Net income	$264M	$555M	$1,368M	$461M	$154M	$642M	$1,374M	$341M	$160M	$816M	$1,890M
Adjusted EBITDA	$424M	$894M	$1,958M	$765M	$417M	$1,043M	$2,051M	$786M	$519M	$1,261M	$2,509M
Net cash provided by operating activities	$1,923M	$1,051M	$1,078M	$466M	$1,789M	$975M	$1,356M	$526M	$1,708M	$1,270M	$1,508M
Free Cash Flow	$1,909M	$1,043M	$1,074M	$458M	$1,781M	$962M	$1,349M	$521M	$1,704M	$1,253M	$1,426M
TTM Net cash provided by operating activities	$4,220M	$4,362M	$4,115M	$4,518M	$4,384M	$4,308M	$4,586M	$4,646M	$4,565M	$4,860M	$5,012M
TTM Free Cash Flow	$4,165M	$4,308M	$4,072M	$4,484M	$4,356M	$4,275M	$4,550M	$4,613M	$4,536M	$4,827M	$4,904M

	2024				2025				2026		
	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Mar 31	Jun 30	Sep 30
Cash and other liquid assets (1)	$11,128M	$11,286M	$11,280M	$10,636M	$11,532M	$11,400M	$11,719M	$11,049M	$12,065M	$12,136M	$12,649M
Funds receivable and amounts held on behalf of customers	$8,737M	$10,342M	$6,573M	$5,931M	$9,175M	$11,067M	$7,209M	$6,959M	$10,550M	$12,224M	$7,420M
Unearned fees	$2,434M	$2,621M	$1,657M	$1,616M	$2,723M	$2,857M	$1,820M	$1,743M	$2,733M	$2,831M	$1,536M

[1] Includes cash and cash equivalents, restricted cash, and short-term investments.

21

Condensed Consolidated Statements of Operations Unaudited (in millions, except per share amounts) Three Months Ended September 30 Nine Months Ended September 30 2025 2026 2025 2026 Revenue $4,095 $4,869 $9,463 $11,155 Costs and expenses: Cost of revenue 549 651 1,599 1,865 Operations and support (1) 365 393 1,000 1,080 Product development (1) 587 664 1,765 1,974 Sales and marketing (1) 639 762 1,893 2,388 General and administrative (1) 330 378 931 983 Total costs and expenses 2,470 2,848 7,188 8,290 Income from operations 1,625 2,021 2,275 2,865 Interest income 180 182 543 520 Interest expense (6) (45) (17) (103) Other income (expense), net (7) 15 (57) 69 Income before income taxes 1,792 2,173 2,744 3,351 Provision for income taxes 418 283 574 485 Net income $1,374 $1,890 $2,170 $2,866 Net income per share attributable to Class A and Class B common stockholders: Basic $2.25 $3.21 $3.53 $4.83 Diluted $2.21 $3.16 $3.47 $4.77 Weighted-average shares used in computing net income per share attributable to Class A and Class B common stockholders: Basic 611 589 616 593 Diluted 621 597 626 600 (1) Includes stock-based compensation expense as follows (in millions): Three Months Ended September 30 Nine Months Ended September 30 2025 2026 2025 2026 Operations and support $22 $33 $66 $96 Product development 254 278 763 839 Sales and marketing 54 66 150 188 General and administrative 69 85 202 236 Stock-based compensation expense $399 $462 $1,181 $1,359

Condensed Consolidated Balance Sheets Unaudited (in millions) As of December 31 As of September 30 2025 2026 Assets Current assets: Cash and cash equivalents $6,560 $7,272 Short-term investments 4,454 5,318 Funds receivable and amounts held on behalf of customers 6,959 7,420 Prepaids and other current assets 824 1,098 Total current assets 18,797 21,108 Deferred tax assets 2,102 1,775 Goodwill and intangible assets, net 770 763 Other assets, noncurrent 539 723 Total assets $22,208 $24,369 Liabilities and Stockholders’ Equity Current liabilities: Accrued expenses, accounts payable, and other current liabilities $2,948 $3,216 Funds payable and amounts payable to customers 6,959 7,420 Current portion of long-term debt 1,999 - Unearned fees 1,743 1,536 Total current liabilities 13,649 12,172 Long-term debt, net - 2,371 Other liabilities, noncurrent 360 514 Total liabilities 14,009 15,057 Stockholders’ equity: Common stock - - Additional paid-in capital 13,763 14,782 Accumulated other comprehensive income (loss) (62) 6 Accumulated deficit (5,502) (5,476) Total stockholders’ equity 8,199 9,312 Total liabilities and stockholders’ equity $22,208 $24,369

Condensed Consolidated Statements of Cash Flows Unaudited (in millions) Nine Months Ended September 30 2025 2026 Cash flows from operating activities: Net income $2,170 $2,866 Adjustments to reconcile net income to cash provided by operating activities: Stock-based compensation expense 1,181 1,359 Deferred income taxes 336 312 Other, net 210 127 Changes in operating assets and liabilities: Prepaids and other assets (204) (360) Accrued expenses and other liabilities 229 391 Unearned fees 198 (209) Net cash provided by operating activities 4,120 4,486 Cash flows from investing activities: Purchases of short-term investments (2,660) (3,659) Sales and maturities of short-term investments 2,252 2,726 Other investing activities, net (40) (86) Net cash used in investing activities (448) (1,019) Cash flows from financing activities: Repurchases of common stock (2,694) (2,851) Proceeds from issuance of long-term debt, net of issuance costs - 2,478 Principal repayment of long-term debt - (2,000) Change in funds payable and amounts payable to customers 670 595 Taxes paid related to tax on equity awards (431) (534) Proceeds from exercise of equity awards 78 202 Net cash used in financing activities (2,377) (2,110) Effect of exchange rate changes on cash, cash equivalents, and restricted cash 658 (153) Net increase in cash, cash equivalents, and restricted cash 1,953 1,204 Cash, cash equivalents, and restricted cash, beginning of period 12,760 13,486 Cash, cash equivalents, and restricted cash, end of period $14,713 $14,690

Key Business Metrics Three Months Ended September 30 Nine Months Ended September 30 2025 2026 2025 2026 Nights and Seats Booked 133.6M 155.0M 411.1M 459.5M Gross Booking Value $22.9B $27.7B $70.9B $84.1B We track certain key business metrics to measure our performance, identify trends, formulate financial projections, and make strategic decisions. Our key business metrics include GBV and Nights and Seats Booked. GBV represents the dollar value of bookings on our platform in a period and is inclusive of host earnings, service fees, cleaning fees, and taxes, net of cancellations and alterations that occurred during that period. Nights and Seats Booked on our platform in a period represents the sum of the total number of nights booked for stays and the total number of seats booked for services and experiences, net of cancellations and alterations that occurred in that period. We are not aware of any uniform standards for calculating these key metrics, which may hinder comparability with other companies that may calculate similarly titled metrics in a different way.

Reconciliations of Non-GAAP Financial Measures

The following is a reconciliation of net income to Adjusted EBITDA.

Adjusted EBITDA Reconciliation

(in millions, except percentages)

									Three Months Ended
	Sep 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sep 30 2025	Dec 31 2025	Mar 31 2026	Jun 30 2026	Sep 30 2026
Revenue	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678	$3,608	$4,869
Net income	$1,368	$461	$154	$642	$1,374	$341	$160	$816	$1,890
Adjusted to exclude the following:									
Provision for income taxes	367	161	19	137	418	52	121	81	283
Other (income) expense, net	(5)	(19)	33	17	7	12	(61)	7	(15)
Interest expense	2	10	5	6	6	26	21	37	45
Interest income	(207)	(183)	(173)	(190)	(180)	(162)	(155)	(183)	(182)
Depreciation and amortization	15	22	25	21	22	23	22	17	14
Stock-based compensation expense	362	368	358	424	399	411	410	487	462
Lodging taxes, host withholding taxes, and transactional taxes, net	58	(43)	(4)	(7)	4	81	3	(2)	13
Acquisition-related impacts	(2)	(12)	-	(2)	1	2	(2)	1	(1)
Stock-settlement obligations related to IPO	-	-	-	(5)	-	-	-	-	-
Adjusted EBITDA	$1,958	$765	$417	$1,043	$2,051	$786	$519	$1,261	$2,509
Net income margin	37%	19%	7%	21%	34%	12%	6%	23%	39%
Adjusted EBITDA Margin	52%	31%	18%	34%	50%	28%	19%	35%	52%

26

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow.

Free Cash Flow Reconciliation

(in millions, except percentages)

	Three Months Ended								
	Sep 30 2024	Dec 31 2024	Mar 31 2025	Jun 30 2025	Sep 30 2025	Dec 31 2025	Mar 31 2026	Jun 30 2026	Sep 30 2026
Revenue	$3,732	$2,480	$2,272	$3,096	$4,095	$2,778	$2,678	$3,608	$4,869
TTM Revenue	$10,840	$11,102	$11,232	$11,580	$11,943	$12,241	$12,647	$13,159	$13,933
Net cash provided by operating activities	$1,078	$466	$1,789	$975	$1,356	$526	$1,708	$1,270	$1,508
Purchases of property and equipment	(4)	(8)	(8)	(13)	(7)	(5)	(4)	(17)	(82)
Free Cash Flow	$1,074	$458	$1,781	$962	$1,349	$521	$1,704	$1,253	$1,426
Net cash provided by operating activities margin	29%	19%	79%	31%	33%	19%	64%	35%	31%
Free Cash Flow Margin	29%	18%	78%	31%	33%	19%	64%	35%	29%
TTM Net cash provided by operating activities	$4,115	$4,518	$4,384	$4,308	$4,586	$4,646	$4,565	$4,860	$5,012
TTM Free Cash Flow	$4,072	$4,484	$4,356	$4,275	$4,550	$4,613	$4,536	$4,827	$4,904
TTM Net cash provided by operating activities margin	38%	41%	39%	37%	38%	38%	36%	37%	36%
TTM Free Cash Flow Margin	38%	40%	39%	37%	38%	38%	36%	37%	35%

27